UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 26, 2010
(April 21, 2010)

China Auto Logistics Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-34393	20-2574314
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 87 No. 8 Coastal Way, Floor 2, Construction Bank, FTZ
Tianjin Province, The People’s Republic of China	300461

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (86) 22-2576-2771

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01   Entry into a Material Definitive Agreement.

Effective April 21, 2010, China Auto Logistics Inc. (the “Company”) entered into a Memorandum of Understanding (“MOU”) with Chongqing Qizhong Technology Development Corporation, a Chongqing corporation (“Chongqing Qizhong”), to acquire www.goodcar.cn and the related business (“goodcar”) from Chongqing Qizhong for $7 million, consisting of $2 million in cash and 1 million shares of the Company.

The parties’ obligations under the MOU are subject to the prior execution of a definitive binding agreement, which, if executed, would contain certain terms set forth in the MOU.  Such terms would include the acquisition by the Company of all of the assets and employees associated with the “goodcar” business, including all inventory, equipment, customer/supplier information, all trade name and other intellectual property, and the assumption or payment of all liabilities and obligations of Chongqing Qizhong relating to the assets acquired by the Company.

While the MOU is non-binding, the MOU contains binding terms regarding confidentiality and each party being responsible for its own expenses associated with the MOU and any definitive agreement.

The foregoing description of the principal terms of the MOU is a general description only, does not purport to be complete, and is qualified in its entirety by reference to the terms of the MOU attached hereto as Exhibit 10.1, which is incorporated herein by this reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Memorandum of Understanding, dated April 21, 2010, by an between China Auto Logistics Inc. and Chongqing Qizhong Technology Development Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  April 26, 2010

CHINA AUTO LOGISTICS INC.

By:	/s/ Tong Shiping
Name: Mr. Tong Shiping
Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Memorandum of Understanding, dated April 21, 2010, by an between China Auto Logistics Inc. and Chongqing Qizhong Technology Development Corporation.